usbank
Annual Statement of Compliance
Morgan Stanley Bank of America Merrill Lynch Trust 2014-C18
VIA: EMAIL
Morgan Stanley Capital I Inc.
1585 Broadway
New York, New York 10036
Attention: Stephen Holmes
stephen.holmes@morganstanley.com
Re:
Pooling and Servicing Agreement dated as of September 1, 2014 (the "Agreement") between
Morgan Stanley Capital I Inc., as Depositor, Wells Fargo Bank, National Association, as the
Master Servicer, Rialto Capital Advisors, LLC, as the Special Servicer, Park Bridge Lender
Services LLC, as the Trust Advisor, U.S. Bank National Association, as the Trustee, Certificate
Administrator, Certificate Registrar, Authenticating Agent and Custodian.
I, Kimberly O. Jacobs, a Senior Vice President of U.S. Bank National Association, as Certificate
Administrator and Custodian, as a certifying servicer hereby certify that:
(1)
A review of the activities of the Certificate Administrator and Custodian during the preceding calendar year (the "Reporting Period") and of the performance of the Certificate Administrator and Custodian under the Agreement has been made under my supervision; and
(2)
To the best of my knowledge, based on such review, the Certificate Administrator and Custodian has fulfilled all its obligations under the Agreement in all material respects throughout such
Reporting Period
Capitalized terms used but not defined herein have the meanings set forth in the Agreement.
Date: March 24, 2015
U.S. Bank National Association, as Certificate Administrator and Custodian
By: /s/ Kimberly O. Jacobs
Kimberly O. Jacobs
Senior Vice President